DEBT SETTLEMENT AND SHARE ISSUANCE AGREEMENT

This Debt Settlement and Share Issuance Agreement (this **"Agreement"**) is entered into as of July 7, 2026 (the **"Effective Date"**), by and between **SADOT GROUP INC.**, a Nevada corporation (the **"Company"**), and **CEDAR ADVANCE LLC**, a limited liability company (**"Creditor"** and, together with the Company, the **"Parties"**).

RECITALS

WHEREAS, the Company is indebted to Creditor in the outstanding principal amount of US$1,876,500.00, together with any accrued and unpaid interest, fees, or other charges thereon (collectively, the **"Settled Debt"**), representing the outstanding balance of the amounts owed by the Company to Creditor under that certain Standard Merchant Cash Advance Agreement, dated as of April 23, 2025, between Creditor and the Company (together with all addenda and related agreements thereto, the "Cedar Agreement"), as reflected on the books and records of the Company;

WHEREAS, the Parties desire to fully and finally extinguish, cancel, and settle the Settled Debt in exchange for the issuance by the Company to Creditor of shares of the Company's common stock, par value $0.0001 per share (**"Common Stock"**), as set forth herein;

WHEREAS, the number of shares of Common Stock to be issued shall be determined by reference to the closing trading price of the Common Stock on the Nasdaq Capital Market on the Determination Date (as defined in Section 2.1), subject to the floor and ceiling share counts set forth herein; and

WHEREAS, the board of directors of the Company has determined that the settlement arrangement set forth herein is in the best interests of the Company and its stockholders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. SETTLEMENT AND CANCELLATION OF SETTLED DEBT

1.1 Extinguishment of Settled Debt. Effective upon the issuance and delivery of the Settlement Shares (as defined below) to Creditor, free trading and without a restrictive legend, in accordance with Section 2, the Settled Debt in the aggregate amount of US$1,876,500.00, together with all accrued and unpaid interest, fees, charges, and other amounts outstanding thereunder, shall, except as otherwise set forth herein, be deemed fully and irrevocably extinguished, cancelled, released, and discharged in its entirety. Upon such issuance of free-trading, unrestricted Settlement Shares, the Company shall have no further obligation or liability to Creditor with respect to the Settled Debt.

1.2 Release. Upon receipt of the unrestricted, free-trading Settlement Shares, each party, for itself and its members, managers, successors, and assigns, hereby releases and forever discharges the other party, its affiliates, subsidiaries, officers, directors, employees, agents, and successors from any and all claims, demands, actions, and causes of action arising out of or relating to the Settled Debt, whether known or unknown, contingent or fixed, as of the Effective Date.

1.3 No Cash Payment. The Parties acknowledge and agree that the Settled Debt is being settled entirely through the issuance of Settlement Shares, and no cash payment shall be made by the Company to Creditor in connection with the settlement of the Settled Debt.

1.4 Accounting Treatment. The Company shall remove the Settled Debt from its liabilities effective as of the Effective Date and shall record the issuance of the Settlement Shares as an equity transaction in accordance with U.S. GAAP, as determined by the Company's auditors.

2. ISSUANCE OF SETTLEMENT SHARES

2.1 Determination of Settlement Shares. The number of shares of Common Stock to be issued to Creditor in full settlement of the Settled Debt (the **"Settlement Shares"**) shall be determined as follows:

(a) The Settlement Share count shall be calculated by dividing the Settled Debt amount of US$1,876,500.00 by the Closing Price (as defined below).

(b) "Closing Price" means the official closing price per share of the Company's Common Stock on the Nasdaq Capital Market on July 7, 2026 (the "Determination Date"), as reported by Nasdaq (or, if unavailable, as reported by Bloomberg L.P.).

(c) Notwithstanding the foregoing, the number of Settlement Shares shall not be less than 30,000 shares (the "Floor") and shall not exceed 80,000 shares (the "Ceiling").

(d) Fractional shares shall not be issued. Any fractional share resulting from the calculation shall be rounded down to the nearest whole share, and no cash shall be paid in lieu of any such fraction.

(e) Exchange Cap. Notwithstanding anything to the contrary in this Agreement, in no event shall the Company issue Settlement Shares in excess of the maximum number of shares of Common Stock that the Company may issue without breaching its obligations under the rules and regulations of The Nasdaq Stock Market LLC ("Nasdaq"), including Nasdaq Listing Rule 5635(d) (such maximum number, equal to 19.99% of the shares of Common Stock outstanding immediately prior to the Effective Date, the "Exchange Cap"), unless and until the Company obtains any stockholder approval required under such rules. If the number of Settlement Shares otherwise issuable hereunder would exceed the Exchange Cap, the Company shall issue Settlement Shares up to the Exchange Cap, and the portion of the Settled Debt corresponding to such excess shall remain outstanding until such time as the Company is permitted to issue the remaining Settlement Shares in compliance with Nasdaq rules or the Parties agree upon an alternative resolution. In addition, the Closing Price used to determine the number of Settlement Shares shall not be less than the "Minimum Price" as defined in Nasdaq Listing Rule 5635(d). The Company hereby expressly represents and warrants that the Settlement Shares being issued to Creditor is below the Exchange Cap.

2.2 Determination Notice. As promptly as practicable following the close of trading on the Determination Date (and in any event no later than 9:00 a.m. Eastern Time on July 8, 2026), the Company shall deliver written notice to Creditor setting forth (i) the Closing Price, (ii) the calculated Settlement Share count (before application of the Floor and Ceiling), and (iii) the final number of Settlement Shares to be issued (the "Determination Notice"). If Creditor does not object to the Determination Notice within 24 hours of receipt, the settlement share count set forth therein shall be deemed final and binding on both Parties. The number of Settlement Shares set forth in the Determination Notice shall in all events be subject to the Exchange Cap set forth in Section 2.1(e). The Company may correct any manifest error in the Determination Notice by delivering a corrected Determination Notice, which shall control

2.3 Issuance and Delivery. The Company shall issue and deliver the Settlement Shares to Creditor (or its designated account) no later than one (1) Trading Days following the delivery of the Determination Notice (the "Issuance Date"). For purposes of this Agreement, "Trading Day" means a day on which the Nasdaq Capital Market is open for trading. Delivery shall be made via book-entry transfer through the Depository Trust Company or such other customary delivery mechanism as the Parties may agree.

2.4 Securities Exemption. The offer and issuance of the Settlement Shares are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 3(a)(9) thereof (exchange by the issuer with existing security holders where no commission is paid) as determined by the Company's legal counsel in its professional judgment prior to issuance. The Parties shall cooperate in good faith to satisfy all conditions necessary to rely on the applicable exemption.]

2.5 Rule 144 Opinion Letter. As a condition precedent to the delivery of the Settlement Shares, and concurrently with such delivery, the Company shall cause its legal counsel (Fleming PLLC, or such other counsel as is reasonably acceptable to Creditor) to deliver to Creditor and to the Company's transfer agent a written legal opinion (the "Rule 144 Opinion"), in form and substance reasonably acceptable to Creditor and the transfer agent, opining that: (i) subject to the assumptions, qualifications, and limitations customarily contained in opinions of this type and set forth in Exhibit B, the Settlement Shares are eligible for resale by Creditor pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"), on the basis that (A) the Settlement Shares are being issued in exchange for an existing debt obligation of the Company, (B) Creditor is not an

affiliate of the Company within the meaning of Rule 144, and (C) all other applicable conditions of Rule 144 are satisfied with respect to the Settlement Shares; and (ii) the transfer agent may remove any restrictive legend from the book-entry notations representing the Settlement Shares without further action by the Company or Creditor. The form of the Rule 144 Opinion to be delivered is attached hereto as Exhibit B. The Company shall bear all costs and fees associated with obtaining and delivering the Rule 144 Opinion. Notwithstanding anything herein to the contrary, counsel shall not be required to render, and nothing in this Agreement shall obligate the Company to cause counsel to render, any opinion that counsel is unable to give consistent with applicable standards of professional responsibility and customary opinion practice; *provided, however*, failure to provide the Rule 144 Opinion and deliver free-trading shares shall be a breach of this Agreement by the Company

2.6 Legend Removal. Concurrently with the delivery of the Rule 144 Opinion pursuant to Section 2.5, the Company shall instruct its transfer agent to issue the Settlement Shares without any restrictive legend, or, if initially issued with a restrictive legend, to promptly remove such legend upon receipt of the Rule 144 Opinion. The Company shall cause its transfer agent to process the legend removal request within two (2) Trading Days of receipt of the Rule 144 Opinion. The Company represents and warrants that, as of the Effective Date, it is not aware of any contractual obligation binding on the Company that would prohibit it from instructing its transfer agent to remove the restrictive legend upon delivery of a Rule 144 Opinion confirming eligibility for resale under Rule 144; provided, however, that nothing in this Section 2.6 shall require the Company to instruct removal of any restrictive legend where the Company's counsel or the transfer agent reasonably determines, based on facts arising or first becoming known after the Effective Date, that such removal is not then permitted under applicable securities laws. Notwithstanding anything herein to the contrary, to the extent that the Company cannot deliver a Rule 144 Opinion or otherwise remove the restricted legend, the Settled Debt shall not be released until such time as the Rule 144 Opinion can be delivered removing any restrictive legends.

2.7 Nasdaq Compliance. The issuance of the Settlement Shares is subject to compliance with all applicable Nasdaq Listing Rules. In the event any Nasdaq rule requires shareholder approval or other action prior to issuance, the Company shall use commercially reasonable efforts to obtain such approval or take such action as promptly as practicable. To the extent the Settlement Shares cannot be delivered immediately due to the Exchange Cap, such delay will constitute a breach of the Company's representation that the Settlement Shares do not exceed the Exchange Cap,.

2.8 Required Documentation and DWAC Delivery. Within one (1) business day following the Effective Date, the Company shall provide to Creditor (and, as applicable, to Creditor's broker-dealer and the Company's transfer agent) all documentation reasonably necessary to effect issuance of the Settlement Shares as free-trading, unrestricted shares via the Depository Trust Company's Deposit/Withdrawal at Custodian ("DWAC") system directly to Creditor's designated brokerage account, including, without limitation: (i) a resolution of the Company's board of directors authorizing the settlement of the Settled Debt and the issuance of the Settlement Shares; (ii) the Rule 144 Opinion (or other legal opinion letter) required under Section 2.5; (iii) an issuance resolution and instruction letter to the Company's transfer agent directing issuance of the Settlement Shares via DWAC without restrictive legend; and (iv) such other corporate authorizations, certificates, or instruments as the transfer agent or Creditor's broker-dealer may reasonably require to process the DWAC delivery. Delivery of the foregoing documentation is a condition to, but does not itself constitute, issuance of the Settlement Shares under Section 2.3.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Creditor as of the Effective Date and as of the Issuance Date:

3.1 Organization. The Company is duly incorporated, validly existing, and in good standing under laws of the State of Nevada.

3.2 Authorization. The Company has all requisite corporate power and authority to execute, deliver, and perform this Agreement. This Agreement has been duly authorized by all necessary corporate action and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

3.3 Valid Issuance. The Settlement Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, free and clear of any liens or encumbrances created by the Company.

3.4 No Conflicts. The execution, delivery, and performance of this Agreement, and the issuance of the Settlement Shares, do not and will not (i) violate the Company's articles of incorporation or bylaws, (ii) violate any applicable law or regulation in any material respect, or (iii) result in a material default under any material agreement to which the Company is a party.

3.5 Sufficient Authorized Shares. The Company has, or prior to the Issuance Date will have, sufficient authorized and unissued shares of Common Stock to satisfy its obligations under this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF CREDITOR

Creditor represents and warrants to the Company as of the Effective Date and as of the Issuance Date:

4.1 Organization and Authority. Creditor is a validly organized and existing limited liability company with full power and authority to execute, deliver, and perform this Agreement.

4.2 Ownership of Settled Debt. Creditor is the sole legal and beneficial owner of the Settled Debt, free and clear of any liens, claims, or encumbrances, and has not assigned, transferred, or pledged all or any portion of the Settled Debt to any third party.

4.3 Investment Representations. Creditor (i) is acquiring the Settlement Shares for its own account and not with a view to distribution in violation of applicable securities laws; (ii) is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act; (iii) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the investment; and (iv) understands that the Settlement Shares may be subject to resale restrictions under applicable securities laws.

4.4 No Short Sales. Creditor has not engaged in, and will not engage in, any short sale of the Common Stock or other hedging transaction with respect to the Common Stock in violation of applicable law in connection with the transactions contemplated hereby.

4.5 No Other Claims. Upon receipt of the Settlement Shares, Creditor shall have no further claim against the Company with respect to the Settled Debt or any amounts related thereto.

5. MISCELLANEOUS

5.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations, whether written or oral, with respect to the Settled Debt.

5.2 Amendment. This Agreement may be amended only by a written instrument duly executed by both Parties.

5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

5.4 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration in Fort Worth, Texas, under the rules of the American Arbitration Association, with each party bearing its own costs unless otherwise ordered.

5.5 Public Disclosure. The Company shall make such public disclosures regarding this Agreement (including via Form 8-K or otherwise) as it determines, in consultation with outside counsel, are required under applicable securities laws and Nasdaq rules. Creditor acknowledges and agrees that the Company may file this Agreement (or a form or summary of it) as an exhibit to a Current Report on Form 8-K or other filing with the SEC, and may issue a press release regarding the transactions contemplated hereby, in each case as the Company determines to be required or advisable. Neither Party shall otherwise disclose the terms of this Agreement without the prior written consent of the other Party, except as required by law.

5.6 No Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party.

5.7 Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall continue in full force and effect.

5.8 Counterparts. This Agreement may be executed in counterparts, including by electronic or PDF signature, each of which shall be deemed an original and all of which together shall constitute one agreement.

5.9 Further Assurances. Each Party agrees to execute and deliver such additional documents and instruments as may be reasonably necessary to carry out the purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SADOT GROUP INC. Signed by: By: Haggai Ravid ABC9C3592F84411... Name: Haggai Ravid Title: Chief Executive Officer Date: July 7, 2026	**CEDAR ADVANCE LLC** DocuSigned by: By: [signature] 4F094700BB7C41C... Name: Shimon Schonbrun Title: Manager Date: 7/7/2026

EXHIBIT A — FORM OF DETERMINATION NOTICE

Date: July 7th , 2026

To: Cedar Advance LLC

Re: Determination Notice — Debt Settlement and Share Issuance Agreement dated as of July 7, 2026

Dear [●],

Pursuant to Section 2.2 of the Debt Settlement and Share Issuance Agreement dated as of July 7, 2026 (the "Agreement"), Sadot Group Inc. hereby provides the following information:

Item	Amount
Settled Debt Amount	US$1,876,500.00
Closing Price on the Determination Date (July 7, 2026)	$41.70
Calculated Share Count (before Floor/Ceiling)	45,000 shares
Floor / Ceiling Applied?	No
Final Settlement Share Count	45,000 shares
Implied Conversion Price per Share	$41.70

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

SADOT GROUP INC.
Signed by:
By: Haggai Ravid
ABC9C3592F84411...
Name: Haggai Ravid
Title: Chief Executive Officer